1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement on Form S-3 of NewtekOne, Inc., formerly known as Newtek Business Services Corp. of our reports dated March 15, 2023 relating to the consolidated financial statements, and the consolidated financial statement schedules and the effectiveness of internal control over financial reporting of NewtekOne, Inc., formerly known as Newtek Business Services Corp., appearing in this Annual Report on Form 10-K of NewtekOne, Inc., formerly known as Newtek Business Services Corp. for the year ended December 31, 2022. We also consent to the incorporation by reference in such Registration Statement of our report dated March 15, 2023, relating to the senior securities table, appearing in Part II, Item 5 of the Form 10-K of the Company for the year ended December 31, 2022. We also consent to the reference to our firm under the headings “Senior Securities” in the Form 10-K and "Independent Registered Public Accounting Firm” in such Registration Statement on Form S-3. /s/ RSM US LLP Hartford, Connecticut March 15, 2023